UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 27, 2023 (September 22, 2023)

BYTE ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Cayman Islands	001-40222	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

445 Park Avenue, 9th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(917) 969-9250
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share, par value $0.0001, and one-half of one redeemable warrant	BYTSU	The Nasdaq Stock Market LLC
Class A ordinary shares, par value $0.0001 per share	BYTS	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one Class A ordinary share, each at an exercise price of $11.50 per share	BYTSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information included in Item 5.07 is incorporated by reference in this item to the extent required.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On September 22, 2023, BYTE Acquisition Corp. (the “Company”) held an extraordinary general meeting of shareholders in lieu of annual general meeting (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the Company’s shareholders approved amendments to the Company’s Amended and Restated Memorandum and Articles of Association (the “Articles Amendments”) to extend the date by which the Company must complete a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company and one or more businesses (a “business combination”) from September 25, 2023 to December 26, 2023 and to allow the Company, without another shareholder vote, by resolution of the Company’s board of directors, to elect to further extend by three months, until March 26, 2024, unless the closing of a business combination should have occurred prior thereto.

The following is a tabulation of the votes with respect to the Extension Proposal, the Redemption Limitation Amendment Proposal, the Director Election Proposal and the Adjournment Proposal, which were approved by the Company’s shareholders:

1.	The Extension Proposal. A proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Articles”) to extend the date by which the Company must (1) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination (an “initial business combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem all of the Class A ordinary shares, par value $0.0001 per share, of the Company, included as part of the units sold in the Company’s initial public offering (such shares, the “public shares”) that was consummated on March 23, 2021 (the “IPO”), from September 25, 2023, to December 26, 2023 (the date that is 33 months from the closing date of the IPO) (the “Extended Date”), and to allow the Company, without another shareholder vote, by resolution of the Company’s board of directors, to elect to further extend the Extended Date by three months, until March 26, 2024. The Extension Proposal was approved. The final voting tabulation for this proposal was as follows:

For	Against	Abstain
9,765,699	6,031	22,200

2.	The Redemption Limitation Amendment Proposal. A proposal to amend the Company’s Articles to eliminate (i) the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 and (ii) the limitation that the Company shall not consummate an initial business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such initial business combination. The Redemption Limitation Amendment Proposal was approved. The final voting tabulation for this proposal was as follows:

For	Against	Abstain
9,765,699	6,031	22,200

3.	The Director Election Proposal. A proposal to re-elect Louis Lebedin as a Class I director of the Board until the general meeting of the Company to be held in 2026 or until his successor is appointed and qualified. The Director Election Proposal was approved. The final voting tabulation for this proposal was as follows:

For	Against	Abstain
1	0	0

4.	The Adjournment Proposal. A proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary or convenient, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the foregoing proposals. The Adjournment Proposal was approved. The final voting tabulation for this proposal was as follows:

For	Against	Abstain
9,743,268	28,442	22,220

In connection with the Extraordinary General Meeting, shareholders holding an aggregate of 525,624 shares of the Company’s Class A ordinary shares exercised their right to redeem their shares for approximately $10.63 per share of the funds held in the Company’s trust account, leaving approximately $24.1 million in cash in the trust account after satisfaction of such redemptions.

In addition, on September 22, 2023, the Company adopted the amendments to the Articles, effective the same day. A copy of the amendments are attached hereto as Exhibits 3.1 and 3.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Amendment to the Registrant’s Amended and Restated Memorandum and Articles of Association.
3.2	Amendment to the Registrant’s Amended and Restated Memorandum and Articles of Association.
104	Cover Page Interactive Data File - Embedded within the inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BYTE ACQUISITION CORP.

By:	/s/ Sam Gloor
	Name:	Sam Gloor
	Title:	Chief Executive Officer and Chief Financial Officer

Date: September 27, 2023

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